Exhibit 99.1

Release: Immediate

Contact:

Media	Investor Relations
Rich Tauberman	Eva Huston
MWW Group (for Verisk Analytics)	Head of Investor Relations
202-585-2282	Verisk Analytics, Inc.
rtauberman@mww.com	201-469-2142
eva.huston@verisk.com
Verisk Analytics, Inc., Reports Third-Quarter 2010 Financial Results
Delivers 11.2% revenue growth and $0.36 diluted adjusted EPS
JERSEY CITY, N.J., November 3, 2010 (GLOBE NEWSWIRE) — Verisk Analytics, Inc. (Nasdaq: VRSK), a leading source of information about risk, today announced results for the third quarter ended September 30, 2010:
Third-Quarter 2010 Financial Highlights
See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.
•	Diluted GAAP earnings per share (“diluted GAAP EPS”) were $0.34 for third-quarter 2010, and diluted adjusted earnings per share (“diluted adjusted EPS”) were $0.36, an increase of 20.0% versus the same period in 2009.
•	Total revenues increased 11.2% for third-quarter 2010 and 10.9% year-to-date, driven by 17.8% growth in Decision Analytics revenues in the third quarter and 19.2% growth year-to-date. Risk Assessment revenues grew solidly at 4.8% for the quarter and 3.1% year-to-date.
•	Adjusted EBITDA increased 18.2% to $129.4 million for third-quarter 2010, and adjusted net income increased 23.5% to $66.5 million. Net income for the third quarter ended September 30, 2010, was $62.9 million.
•	The company announced the approval by the Board of Directors of an additional $150 million share repurchase authorization to be executed at management’s discretion. Including repurchases through September 30, 2010, and the 7.3 million share repurchase closed on October 1, the company has repurchased 12.4 million shares at an average price of $27.56.
Frank J. Coyne, chairman, president, and CEO, said, “Our strong third-quarter and year-to-date results are a testament to our disciplined growth strategy and reflect the importance of our solutions to our customers. Our growth is broad-based, including 10.2% growth in insurance-facing solutions within Decision Analytics in the third quarter. We continue to grow our insurance-related revenue and recently launched the Verisk Insurance Solutions brand as our umbrella for our insurance solutions in both Risk Assessment and Decision Analytics. We believe this branding will enhance our cross-selling opportunities in the vertical.

“Our mortgage solutions continue to grow revenue at a double-digit rate. We have not been and do not expect to be impacted by the recent news involving the challenging foreclosure environment for the banks. We also remain optimistic about our healthcare business and have recently signed contracts, including a top employer in the U.S., which we plan to translate into additional opportunities in the employer space,” continued Coyne.
“We have also been actively managing our share base and capital structure to drive shareholder value. We completed a successful follow-on offering on October 1, creating additional liquidity in the stock and proactively managing supply from selling shareholders that would have been available in 2011 as the lock-ups expire.
“We are pleased we were able to sell 21.9 million shares, primarily on behalf of our Class B shareholders, creating incremental liquidity in the market. Additionally, we chose to buy 7.3 million shares for a total price of $192.5 million, benefiting both our selling shareholders and our continuing shareholders, and demonstrating our confidence in our business. With the expansion of our bank facility and significant free cash flow, we have ample capacity to continue our plan of acquisitions and stock repurchase,” Coyne added.
Summary of Results for Third Quarter 2010
Table 1

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2010	2009	%	2010	2009	%
	(in thousands, except per share amounts)			(in thousands, except per share amounts)
Revenues	$287,354	$258,311	11.2%	$845,185	$761,978	10.9%
EBITDA	$129,367	$102,428	26.3%	$377,053	$313,369	20.3%
Adjusted EBITDA	$129,367	$109,404	18.2%	$377,053	$326,937	15.3%
Net Income	$62,880	$42,205	49.0%	$176,659	$133,059	32.8%
Adjusted Net Income	$66,513	$53,848	23.5%	$191,105	$161,181	18.6%
Diluted GAAP EPS	$0.34	$0.23	47.8%	$0.94	$0.74	27.0%
Diluted adjusted EPS	$0.36	$0.30	20.0%	$1.01	$0.89	13.5%
Revenues
Overall, revenues grew 11.2% for the quarter ended September 30, 2010, and 10.4% excluding the impact of recent acquisitions (TierMed, Enabl-u and Strategic Analytics). For the nine months ended September 30, revenues grew 10.9% and organically 10.1%.
Table 2A

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2010	2009	%	2010	2009	%
	(in thousands)			(in thousands)
Decision Analytics revenues by category:
Fraud Identification and detection solutions	$81,584	$69,303	17.7%	$239,574	$199,778	19.9%
Loss prediction solutions	38,079	33,806	12.6%	114,786	100,702	14.0%
Loss quantification solutions	31,422	25,182	24.8%	85,689	68,605	24.9%

Total Decision Analytics	$151,085	$128,291	17.8%	$440,049	$369,085	19.2%

Within the Decision Analytics segment, revenues grew 17.8% for the third quarter ended September 30, 2010, and 16.1% excluding recent acquisitions. During the quarter, revenue growth was led again by a 24.8% increase in the company’s loss quantification solutions revenues, driven by new customer contracts and new solutions.

Fraud identification and detection solutions continued to contribute to the growth, with increased revenues of 17.7% in the third quarter and organic growth of 16.0%, driven in large part by continued adoption of mortgage fraud analytics. Mortgage fraud solutions delivered increased revenues from increased penetration of our fraudGUARD and other tools, and forensic audit activities.
Loss prediction solutions revenues increased 12.6% and 9.8% organically for the quarter led by growth in climate-prediction business, including the work performed by AER with National Oceanic and Atmospheric Administration (NOAA), and contributions from our healthcare solutions. The growth was moderated by the flatness in catastrophe modeling solutions.
Table 2B

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2010	2009	%	2010	2009	%
	(in thousands)			(in thousands)
Risk Assessment revenues by category:
Industry standard insurance programs	$88,644	$84,159	5.3%	$264,115	$256,352	3.0%
Property-specific rating and underwriting information	34,507	33,219	3.9%	102,733	99,088	3.7%
Statistical agency and data services	7,510	7,019	7.0%	21,879	21,154	3.4%
Actuarial services	5,608	5,623	(0.3%)	16,409	16,299	0.7%

Total Risk Assessment	$136,269	$130,020	4.8%	$405,136	$392,893	3.1%

Within the Risk Assessment segment, revenues grew 4.8% in the third quarter ended September 30, 2010. Industry standard insurance programs grew 5.3% in the quarter, including benefits from new customer contracts, and 3.0% year-to-date. Property-specific rating and underwriting information grew 3.9% in third-quarter 2010 in part because of strength in our property appraisal and community rating services.
Cost of Revenues
Cost of revenues decreased 0.3% in the quarter ended September 30, 2010, and decreased 1.1%, excluding the impact of recent acquisitions. Excluding the impact of the reduced ESOP expenses, cost of revenues increased 2.4%, due mostly because of annual increases in salary and benefits, partially offset by the reduction in pension costs.
Selling, General, and Administrative
In third-quarter 2010, selling, general, and administrative expense grew 6.4% and, excluding the impact of recent acquisitions, 4.6%. Excluding the impact of the reduced ESOP expenses, selling, general and administrative expense increased 8.1%, due in most part to annual increases in salary and benefits, partially offset by the reduction in pension costs. The salary and benefits increases were largely related to annual increases in compensation costs, including equity compensation costs related to periodic expense of IPO and annual option grants.

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA grew 26.3% and 18.2%, respectively, in the third-quarter ended September 30, 2010. The Adjusted EBITDA margin was 45.0% for third-quarter 2010, an increase from 42.4% in the same period in 2009. The improved margin reflects decreased salary and benefits as a percentage of revenue compared to 2009, which includes a reduction in pension costs and the impact of operating leverage. Year-to-date Adjusted EBITDA grew 15.3%.
Table 3A

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2010	2009	%	2010	2009	%
	(in thousands)			(in thousands)
EBITDA	$129,367	$102,428	26.3%	$377,053	$313,369	20.3%
plus: ESOP allocation expense	—	3,822		—	9,602
plus: IPO-related costs	—	3,154		—	3,966

Adjusted EBITDA	$129,367	$109,404	18.2%	$377,053	$326,937	15.3%

EBITDA margin	45.0%	39.7%		44.6%	41.1%
Adjusted EBITDA margin	45.0%	42.4%		44.6%	42.9%
Adjusted segment EBITDA grew 27.1% for Decision Analytics and 10.9% for Risk Assessment for the quarter ended September 30, 2010, as shown in Table 3B. In third-quarter 2010, EBITDA and Adjusted EBITDA margins were 48.7% for Risk Assessment and 41.7% for Decision Analytics. Margin expansion compared with the same quarter in 2009 was driven by operating leverage as revenue grew, while the slight decline in margin by 0.6% in Risk Assessment compared with second-quarter 2010 was due to normalization of state employment tax credits in third-quarter versus second-quarter 2010.
Table 3B

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2010	2009	%	2010	2009	%
	(in thousands)			(in thousands)
Segment EBITDA:
Risk Assessment	$66,402	$55,919	18.7%	$198,096	$177,116	11.8%
EBITDA margin	48.7%	43.0%		48.9%	45.1%
Decision Analytics	$62,965	$46,509	35.4%	$178,957	$136,253	31.3%
EBITDA margin	41.7%	36.3%		40.7%	36.9%
Total EBITDA	$129,367	$102,428	26.3%	$377,053	$313,369	20.3%
EBITDA margin	45.0%	39.7%		44.6%	41.1%

Adjusted segment EBITDA:
Risk Assessment	$66,402	$59,871	10.9%	$198,096	$184,912	7.1%
Adjusted EBITDA margin	48.7%	46.0%		48.9%	47.1%
Decision Analytics	$62,965	$49,533	27.1%	$178,957	$142,025	26.0%
Adjusted EBITDA margin	41.7%	38.6%		40.7%	38.5%
Total adjusted EBITDA	$129,367	$109,404	18.2%	$377,053	$326,937	15.3%
EBITDA margin	45.0%	42.4%		44.6%	42.9%

Net Income and Adjusted Net Income
Net income increased 49.0% and adjusted net income grew 23.5% in third-quarter 2010, reflecting profitable growth in the business as well as reduced interest expense related to lower outstanding debt. The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS:
Table 4

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2010	2009	%	2010	2009	%
	(in thousands, except per share amounts)			(in thousands, except per share amounts)
Net Income	$62,880	$42,205	49.0%	$176,659	$133,059	32.8%
plus: Amortization of intangibles	6,158	8,012		20,482	24,986
plus: Medicare subsidy	—	—		2,362	—
plus: ESOP allocation expense	—	3,822		—	9,602
plus: IPO-related costs	—	3,154		—	3,966
less: Income tax effect on amortization of intangibles	(2,525)	(3,345)		(8,398)	(10,432)

Adjusted net income	$66,513	$53,848	23.5%	$191,105	$161,181	18.6%

Basic adjusted EPS	$0.37	$0.31	19.4%	$1.06	$0.93	14.0%

Diluted adjusted EPS	$0.36	$0.30	20.0%	$1.01	$0.89	13.5%

Weighted average shares outstanding
Basic	178,687,236	172,796,400		179,744,297	173,216,650

Diluted	187,188,667	179,850,850		188,728,438	180,117,150

Net Cash Provided by Operating Activities and Capital Expenditures
Net cash provided by operating activities was $241.8 million for the nine months ended September 30, 2010, a decrease of $13.8 million compared with the first nine months of 2009. Improved business profitability of $59.6 million was offset by an increase of $45.1 million in the change in working capital primarily related to accelerated timing of certain customer payments received in fourth-quarter 2009 for 2010 invoices, while they were received in the first and second quarters in 2009 for 2009 invoices, as well as an increase in pension funding of $10.9 million year-to-date. The final payout and timing of certain discontinued performance-related plans such as the phantom ESOP and the performance-based appreciation awards also decreased our operating cash flow year-to-date, as did cash taxes paid commensurate with growth in taxable income. Interest expense decreased $1.5 million in the period because of the lower outstanding debt balances.
Capital expenditures were $24.2 million in the first nine months of 2010, a decrease of $7.1 million from the nine months ended 2009. Capital expenditures were 2.9% of revenue in the first nine months of 2010.
Net cash provided by operating activities less capital expenditures represented approximately 58% of EBITDA during the first nine months of 2010, reflecting the company’s strong cash flow conversion.

Follow-on Equity Offering
On September 27, 2010, Verisk priced a follow-on secondary public offering of 19,030,515 shares of the company’s Class A common stock at a price to the public of $27.25 per share. Verisk did not receive any proceeds from the sale of shares in the offering. The primary purpose of the offering was to manage and organize the sale by Class B insurance company shareholders while providing incremental public float. The company closed the offering, as well as the concurrent repurchase of 7.3 million Class B shares, on October 1, 2010.
Subsequent to the offering, the underwriters exercised the overallotment option, buying an additional 2,854,577 shares of common stock.
Share Repurchase
Verisk announced today that its Board of Directors approved an additional $150.0 million share repurchase authorization to be added to the remaining $14.4 million available as of September 30 under the original $150.0 million program announced on May 6, 2010. In the third quarter, the company repurchased approximately 2.5 million shares at an average price of $28.60 per share for a total purchase price of approximately $70.7 million.
Subsequent to the quarter, Verisk repurchased 7.3 million shares from its Class B shareholders concurrent with the closing of the follow-on equity offering. The repurchase totaled $192.5 million and was at a price of approximately $26.36 per share. This repurchase was separately authorized and is not part of the total of $300.0 million of share repurchase authorizations to date.
Conference Call
Verisk’s management team will host a live audio webcast on Thursday, November 4, 2010, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-368-8165 for U.S./Canada participants or 970-315-0262 for international participants.
A replay of the webcast will be available on the Verisk investor website for 30 days and also through the conference call number 1-800-642-1687 for U.S./Canada participants or 706-645-9291 for international participants using Conference ID #16014435.
About Verisk Analytics
Verisk Analytics (Nasdaq: VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision-support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.
Forward-Looking Statements
This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.
Notes Regarding the Use of Non-GAAP Financial Measures
The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA and Adjusted EBITDA, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.
EBITDA and Adjusted EBITDA
The table below sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA based on our historical results:
Table 5

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2010	2009	%	2010	2009	%
	(in thousands)			(in thousands)
Net Income	$62,880	$42,205	49.0%	$176,659	$133,059	32.8%

Depreciation and amortization of fixed and intangible assets	16,193	17,633	(8.2%)	50,390	53,520	(5.8%)
Acquisition related liabilities adjustment	(544)	—		(544)	—
Investment income and realized (gains)/losses on securities, net	(68)	(53)	28.3%	(253)	220	(215.0%)
Interest expense	8,484	9,449	(10.2%)	25,395	26,126	(2.8%)
Provision for income taxes	42,422	33,194	27.8%	125,406	100,444	24.9%

EBITDA	$129,367	$102,428	26.3%	$377,053	$313,369	20.3%

plus: ESOP allocation expense	—	3,822		—	9,602
plus: IPO-related costs	—	3,154		—	3,966

Adjusted EBITDA	$129,367	$109,404	18.2%	$377,053	$326,937	15.3%

EBITDA and Adjusted EBITDA are financial measures that management uses to evaluate the performance of our segments. The company defines “EBITDA” as net income before investment and other income, realized (gains)/losses on securities, interest expense, income taxes, depreciation, amortization, and acquisition related liabilities adjustment. The company defines “Adjusted EBITDA” as EBITDA before ESOP allocation expense, IPO-related costs, and other nonrecurring items.

Although EBITDA and adjusted EBITDA are frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA and Adjusted EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirement for, our working capital needs.
•	Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.
•	Other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
Attached Financial Statements
Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2010 and December 31, 2009

	2010
	unaudited	2009
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$107,255	$71,527
Available-for-sale securities	5,350	5,445
Accounts receivable, net of allowance for doubtful accounts of $4,070 and $3,844 in 2010 and 2009, respectively	130,360	89,436
Prepaid expenses	18,040	16,155
Deferred income taxes, net	4,405	4,405
Federal and foreign income taxes receivable	12,796	16,721
Other current assets	7,566	21,656

Total current assets	285,772	225,345

Noncurrent assets:
Fixed assets, net	83,571	89,165
Intangible assets, net	94,113	108,526
Goodwill	503,240	490,829
Deferred income taxes, net	66,054	66,257
State income taxes receivable	4,933	6,536
Other assets	11,728	10,295

Total assets	$1,049,411	$996,953

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$99,285	$101,401
Acquisition related liabilities	2,000	—
Short-term debt and current portion of long-term debt	128,325	66,660
Pension and postretirement benefits, current	5,284	5,284
Fees received in advance	155,867	125,520
State and local income taxes payable	2,217	1,414

Total current liabilities	392,978	300,279

Noncurrent liabilities:
Long-term debt	401,879	527,509
Pension benefits	90,670	102,046
Postretirement benefits	23,072	25,108
Other liabilities	78,668	76,960

Total liabilities	987,267	1,031,902

Commitments and contingencies
Stockholders’ equity/(deficit):
Verisk Class A common stock, $.001 par value; 1,200,000,000 shares authorized; 128,048,460 and 125,815,600 shares issued and 123,404,054 and 125,815,600 outstanding as of September 30, 2010 and December 31, 2009, respectively	32	30
Verisk Class B (Series 1) common stock, $.001 par value; 400,000,000 shares authorized; 205,637,925 shares issued and 27,118,975 outstanding as of September 30, 2010 and December 31, 2009	50	50
Verisk Class B (Series 2) common stock, $.001 par value; 400,000,000 shares authorized; 205,637,925 shares issued and 27,118,975 outstanding as of September 30, 2010 and December 31, 2009	50	50
Unearned KSOP contributions	(1,104)	(1,305)
Additional paid-in capital	705,698	652,573
Treasury stock, at cost, 361,682,306 and 357,037,900 shares as of September 30, 2010 and December 31, 2009	(819,564)	(683,994)
Retained earnings	227,934	51,275
Accumulated other comprehensive loss	(50,952)	(53,628)

Total stockholders’ equity/(deficit)	62,144	(34,949)

Total liabilities and stockholders’ equity/(deficit)	$1,049,411	$996,953

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For The Three- and Nine-Month Periods Ended September 30, 2010 and 2009

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except for share and per share data)
Revenues	$287,354	$258,311	$845,185	$761,978

Expenses:
Cost of revenues (exclusive of items shown separately below)	117,005	117,383	346,998	337,884
Selling, general and administrative	40,982	38,500	121,134	110,725
Depreciation and amortization of fixed assets	10,035	9,621	29,908	28,534
Amortization of intangible assets	6,158	8,012	20,482	24,986
Acquisition related liabilities adjustment	(544)	—	(544)	—

Total expenses	173,636	173,516	517,978	502,129

Operating income	113,718	84,795	327,207	259,849

Other income/(expense):
Investment income	59	29	183	121
Realized gains/(losses) on securities, net	9	24	70	(341)
Interest expense	(8,484)	(9,449)	(25,395)	(26,126)

Total other expense, net	(8,416)	(9,396)	(25,142)	(26,346)

Income before income taxes	105,302	75,399	302,065	233,503
Provision for income taxes	(42,422)	(33,194)	(125,406)	(100,444)

Net income	$62,880	$42,205	$176,659	$133,059

Basic net income per share of Class A and Class B (1):	$0.35	$0.24	$0.98	$0.77

Diluted net income per share of Class A and Class B (1):	$0.34	$0.23	$0.94	$0.74

Weighted average shares outstanding:
Basic (1)	178,687,236	172,796,400	179,744,297	173,216,650

Diluted (1)	187,188,667	179,850,850	188,728,438	180,117,150

(1)	All share and per share data has been adjusted to reflect a fifty-for-one stock split that occurred in October 2009.

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For The Nine Months Ended September 30, 2010 and 2009

	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income	$176,659	$133,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	29,908	28,534
Amortization of intangible assets	20,482	24,986
Amortization of debt issuance costs	1,156	—
Allowance for doubtful accounts	562	692
KSOP compensation expense	8,651	17,620
Stock-based compensation	15,990	8,526
Non-cash charges associated with performance based appreciation awards	515	2,649
Acquisition related liabilities adjustment	(544)	—
Realized (gains)/losses on securities, net	(70)	341
Deferred income taxes	(1,893)	4,990
Other operating	183	207
Loss on disposal of assets	81	342
Non-cash charges associated with lease termination	—	196
Excess tax benefits from exercised stock options	(15,083)	(1,723)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(40,654)	(16,946)
Prepaid expenses and other assets	(1,331)	(2,241)
Federal and foreign income taxes	27,005	10,460
State and local income taxes	2,768	(2,082)
Accounts payable and accrued liabilities	(3,255)	1,359
Acquisition related liabilities	—	(300)
Fees received in advance	29,551	38,414
Other liabilities	(8,874)	6,493

Net cash provided by operating activities	241,807	255,576

Cash flows from investing activities:
Acquisitions, net of cash acquired of $1,556 and $9,477	(6,386)	(58,831)
Earnout payments	—	(78,100)
Proceeds from release of acquisition related escrows	283	24
Escrow funding associated with acquisitions	(1,500)	(7,400)
Purchases of available-for-sale securities	(324)	(450)
Proceeds from sales and maturities of available-for-sale securities	645	772
Purchases of fixed assets	(22,206)	(24,319)

Net cash used in investing activities	(29,488)	(168,304)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	80,000
Proceeds from issuance of short-term debt, net	—	6,808
Redemption of ISO Class A common stock	—	(46,740)
Repurchase of Verisk Class A common stock	(129,762)	—
Net share settlement of taxes upon exercise of stock options	(15,051)	—
Repayment of current portion of long-term debt	—	(100,000)
Repayment of short-term debt	(65,230)	—
Payment of debt issuance cost	(1,781)	(4,510)
Excess tax benefits from exercised stock options	15,083	1,723
Proceeds from stock options exercised	20,161	2,612

Net cash used in financing activities	(176,580)	(60,107)

Effect of exchange rate changes	(11)	210

Increase in cash and cash equivalents	35,728	27,375

Cash and cash equivalents, beginning of period	71,527	33,185

Cash and cash equivalents, end of period	$107,255	$60,560

Supplemental disclosures:
Taxes paid	$96,745	$90,917

Interest paid	$24,351	$25,824

Non-cash investing and financing activities:
Repurchase of Verisk Class A common stock included in accounts payable and accrued liabilities	$5,808	$—

Redemption of ISO Class A common stock used to fund the exercise of stock options	$—	$2,326

Deferred tax liability established on date of acquisition	$(349)	$(8,907)

Capital lease obligations	$1,265	$2,860

Capital expenditures included in accounts payable and accrued liabilities	$743	$4,165

Decrease in goodwill due to finalization of acquisition related liabilities	$—	$(4,300)

Increase in goodwill due to acquisition related escrow distributions	$6,996	$—

Accrual of acquisition related liabilities	$2,000	$—